Exhibit 99.1

Penn Virginia Corporation

Three Radnor Corporate Center, Suite 300, 100 Matsonford Road, Radnor, PA 19087

FOR IMMEDIATE RELEASE

Contact:	James W. Dean, Director, Investor Relations
Ph: (610) 687-7531 Fax: (610) 687-3688 E-Mail: invest@pennvirginia.com

PENN VIRGINIA CORPORATION ANNOUNCES

RECORD 2006 RESULTS AND 2007 GUIDANCE

REPORTS RECORD ANNUAL OPERATING INCOME, NET INCOME AND CASH FLOW

RADNOR, PA (BusinessWire) February 14, 2007 – Penn Virginia Corporation (NYSE: PVA) today reported record operating income of $170.5 million and net income of $75.9 million, or $4.02 per diluted share, in 2006 compared with operating income of $162.0 million and net income of $62.1 million, or $3.31 per diluted share, reported in 2005. Net cash provided by operating activities was a record $275.8 million for 2006, a 19 percent increase over the $231.4 million reported for 2005. Operating cash flow, a non-GAAP measure, was also a record $262.0 million for 2006, and 11 percent above the $236.2 million reported for 2005. The increases in operating income and cash flows were primarily due to 14 percent higher oil and gas production volumes, higher production, prices and royalties in the coal segment and an increase in plant inlet volumes and stronger margins in the natural gas midstream segment. The increase in operating income and cash flows was partially offset by lower realized natural gas prices and by higher operating expenses due to the increased production levels. Reported net income further benefited from a gain on derivatives in 2006 as compared to a loss in 2005, offset in part by increased interest expense and higher general and administrative expenses. A reconciliation of operating cash flow and other non-GAAP financial measures appears in the financial tables later in this release.

For the fourth quarter of 2006, operating income was $27.3 million and net income was $10.7 million, or $0.57 per diluted share, compared with fourth quarter 2005 operating income of $61.1 million and net income of $27.4 million, or $1.46 per diluted share. Net cash provided by operating activities was $78.8 million, a five percent decrease from the $82.9 million reported for the fourth quarter of 2005. Operating cash flow, a non-GAAP measure, was $64.0 million, an 11 percent decrease from the $72.3 million reported for the fourth quarter of 2005. The decreases in fourth quarter 2006 operating income and net income were due primarily to lower realized natural gas prices and higher operating expenses. Fourth quarter 2006 net income benefited from derivatives gains and increased other income, partially offset by increased interest expense.

Management Comment

A. James Dearlove, Penn Virginia President and CEO, said, “We are pleased with the record financial and operating results in 2006 which reflect the success of our growth strategy in all of our businesses, and look forward to 2007 with confidence that we will continue to grow.

“Our increased operating income and cash flow were the direct result of strong performance in our coal and midstream businesses, and our oil and gas operations grew production by 14 percent to record levels during 2006. While natural gas prices decline from 2005’s weather and storage-induced record levels, oil and natural gas prices remain at attractive levels which we believe are sufficient to generate rates of return superior to our cost of capital, and we have an active hedging program to help supplement our cash flows should prices weaken during 2007.

“We previously announced an ambitious $334 million oil and gas capital expenditures budget for 2007, with 84 percent of the budget targeting development and production projects. We intend to continue to exploit our expertise in unconventional plays in our core development and production areas, including the Cotton Valley play in east Texas, the Selma Chalk in Mississippi and horizontal coalbed methane (HCBM) in both the Appalachian Basin and the Mid-Continent region. Our exploration spending will be spread among projects in south Louisiana and other opportunities involving shale, CBM and tight sands. A primary goal of our exploration program is to identify meaningful resource plays to supplement our core development and production areas.

“In December 2006, we sold approximately 18 percent of Penn Virginia GP Holdings, L.P. (NYSE: PVG), the owner of PVR’s general partner, to investors in its initial public offering (IPO). PVG reinvested the proceeds of the IPO into PVR, thereby increasing its ownership stake in PVR while at the same time allowing PVR to de-leverage its balance sheet. By having PVG traded in the public market, we believe the value to PVA of the general partner, inclusive of the incentive distribution rights (IDRs) and ownership of limited partner units, is now more easily recognized by the investment community.

“During 2006, the Company benefited not only from the strong financial and operating results of the coal and midstream businesses in its consolidated financial statements, but also benefited from the $28.3 million in cash distributions from PVR, a 33 percent increase over the $21.2 million received in 2005. During 2006, we realized an increased benefit from the IDRs we owned as the general partner of PVR, which are now owned by PVG. The IDRs provide increasing cash flows to the Company as distributions to PVR unitholders increase.

“As we head into 2007, we look forward to solid growth from all three of our business segments, both organic and from acquisitions, and believe we have strategies in place at each business segment and the financial strength to achieve that growth.”

Oil and Gas Segment Review

Proved natural gas and oil reserves increased by 29 percent in 2006, from 377 billion cubic feet of natural gas equivalent (Bcfe) at December 31, 2005 to 487 Bcfe at December 31, 2006. This increase was primarily due to increases from the Cotton Valley play in east Texas and Selma Chalk play in Mississippi, as well as a contribution from the Mid-Continent region, which was established following the Mid-Continent acquisition in June 2006. Oil and gas production grew 14 percent from 27.4 Bcfe in 2005 to a record 31.3 Bcfe in 2006. Fourth quarter 2006 oil and gas production also grew 19 percent to 8.6 Bcfe from 7.2 Bcfe in the fourth quarter of 2005, which also was the fifth straight quarterly record for oil and gas production by the Company. See the Company’s February 7, 2007 news release for a more detailed discussion of fourth quarter 2006 drilling and production operations and proved reserves for the oil and gas business segment.

Oil and gas operating income for 2006 was $84.8 million compared to $95.5 million reported for 2005. Total oil and gas revenues increased by three percent from $226.2 million in 2005 to $234.2 million in 2006. The increased production volumes and higher realized prices for oil and condensate were partially offset by a lower average realized sales price for natural gas. The average realized sales price in 2006 was $7.35 per thousand cubic feet (Mcf), a decrease of 12 percent from the $8.31 per Mcf realized in 2005. A 13 percent increase in natural gas production, from 25.6 billion cubic feet (Bcf) in 2005 to 29.0 Bcf in 2006, essentially offset the natural gas price decrease and resulted in flat natural gas revenues from 2005 to 2006. Natural gas production represented approximately 93 percent of the Company’s equivalent production for the year.

Total oil and gas segment expenses increased 15 percent to $151.1 million, or $4.83 per thousand cubic feet of natural gas equivalent (Mcfe) produced, in 2006, from $131.3 million, or $4.80 per Mcfe produced, in 2005, primarily due to the following:

•

Operating expenses increased to $27.4 million, or $0.88 per Mcfe produced, in 2006 from $17.3 million, or $0.63 per Mcfe produced, in 2005. The increase was primarily due to the 14 percent production increase, including the acquisition of producing properties in the Mid-Continent region, additional compressor rentals at fields with this increased production, downhole maintenance charges associated with HCBM wells in Appalachia and Selma Chalk wells in Mississippi, increased surface repair costs and increased gathering fees related to HCBM and Cotton Valley wells.

•

Taxes other than income decreased to $11.8 million, or $0.38 per Mcfe produced, in 2006 from $13.2 million, or $0.48 per Mcfe produced, in 2005. The decrease was primarily due to a severance tax refund related to production in the Cotton Valley play and property tax adjustments in West Virginia.

•

Exploration expense decreased to $34.3 million in 2006 from $40.9 million in 2005. The decrease was primarily due to unproved leasehold and dry hole costs related to an exploratory well in south Texas that was determined to be unsuccessful in the second quarter of 2005, partially offset in 2006 by increases in dry hole costs due to the write-off of exploratory wells and in unproved leasehold amortization.

•

Impairment charges increased to $8.5 million in 2006 from $4.8 million in 2005 related to changes in estimates of reserves of certain fields in Louisiana, Texas and West Virginia in 2006 and changes in estimates of reserves of certain fields in Texas in 2005.

•

Depreciation, depletion and amortization (DD&A) expense increased to $56.2 million, or $1.80 per Mcfe produced, in 2006 from $45.9 million, or $1.68 per Mcfe produced, in 2005. The increase was the result of the 14 percent production increase and higher average depletion rates.

Oil and gas operating income for the fourth quarter of 2006 was $8.7 million, compared to $43.9 million reported for the fourth quarter of 2005. Total oil and gas revenues decreased by 27 percent from $79.1 million in the fourth quarter of 2005 to $57.4 million in the fourth quarter of 2006. A lower average realized sales price for natural gas of $6.60 per Mcf in the fourth quarter of 2006, a decrease of 41 percent from the $11.22 per Mcf in the prior year, more than offset record natural gas production volumes of 8.0 Bcf, an increase of 19 percent over the fourth quarter of 2005.

Total oil and gas segment expenses increased 39 percent to $49.0 million, or $5.73 per Mcfe produced, in the fourth quarter of 2006 from $35.2 million, or $4.91 per Mcfe produced, in the fourth quarter of 2005, primarily due to the following:

•

Operating expenses increased to $7.9 million, or $0.93 per Mcfe produced, in the fourth quarter of 2006 from $5.7 million, or $0.79 per Mcfe produced, in the fourth quarter of 2005. The increase was primarily due to the 20 percent production increase, including the acquisition of producing properties in the Mid-Continent region, additional compressor rentals at fields with this increased production, downhole maintenance charges associated with HCBM wells in Appalachia and Selma Chalk wells in Mississippi, increased surface repair costs and increased gathering fees related to HCBM and Cotton Valley wells.

•

Taxes other than income decreased to $2.6 million, or $0.31 per Mcfe produced, in the fourth quarter of 2006 from $3.7 million, or $0.52 per Mcfe produced, in the prior year. The decrease resulted from lower severance taxes primarily due to the lower average realized sales price for natural gas in the fourth quarter of 2006 as compared to the previous year.

•

Impairment charges increased to $8.5 million, or $1.00 per Mcfe produced, in the fourth quarter of 2006 from $1.3 million in the prior year related to changes in estimates of reserves of certain fields in Louisiana, Texas and West Virginia in 2006 and changes in estimates of reserves of certain fields in Texas in 2005.

•

DD&A expense increased to $17.5 million, or $2.04 per Mcfe produced, in the fourth quarter of 2006 from $12.1 million, or $1.69 per Mcfe produced, in the fourth quarter of 2005. The increase was the result of the 20 percent production increase and higher average depletion rates.

Coal Segment Review (Penn Virginia Resource Partners, L.P. – NYSE:PVR)

As of December 31, 2006, PVR owned or controlled approximately 765 million tons of proven and probable coal reserves located in Central Appalachia, Northern Appalachia, the San Juan Basin and the Illinois Basin. Coal production by PVR’s lessees increased nine percent to 32.8 million tons in 2006 from 30.2 million tons in 2005, primarily due to acquisitions by PVR, with 1.2 million tons of the increase attributable to Central Appalachia and 1.1 million tons of the increase attributable to the Illinois Basin.

Full-year 2006 operating income in PVR’s coal segment was a record $73.4 million, or 19 percent higher than the $61.7 million reported in 2005. Revenues increased to $113.0 million in 2006 from $95.8 million in 2005, mainly as the result of acquisitions, increased coal production by PVR’s lessees and higher coal prices. Coal royalty revenues increased to $98.2 million in 2006, a 19 percent increase from the $82.7 million in 2005, due to higher coal production by PVR’s lessees and an increase in average coal royalties due to higher coal prices. The average coal royalty increased by nine percent from $2.74 per ton in 2005 to $2.99 per ton in 2006, primarily as the result of a greater percentage of coal being produced under certain price-sensitive leases and stronger market conditions for coal resulting in higher prices. Coal services revenues increased by 13 percent to $5.9 million in 2006 from $5.2 million in 2005. Other revenues increased to $9.0 million in 2006 from $7.8 million in 2005 due to increased revenues for the management of certain coal properties which began in July 2005 and due to increases in forfeiture income, railcar rental income and wheelage fees, partially offset by a decrease in royalty income from oil and natural gas and $1.5 million received in a legal settlement in 2005.

Expenses increased from $34.0 million in 2005 to $39.5 million in 2006, primarily due to a $2.5 million increase in depreciation, depletion and amortization expense and smaller increases in operating and general and administrative expenses, as a result of acquisitions and increased lessee production.

Coal production by PVR’s lessees increased eight percent to 8.3 million tons in the fourth quarter of 2006 from 7.7 million tons in the prior year, primarily due to acquisitions, with 0.3 million tons of the increase attributable to Central Appalachia and 0.3 million tons of the increase attributable to Northern Appalachia.

Fourth quarter 2006 operating income in PVR’s coal segment was $18.3 million, or 11 percent higher than the $16.5 million reported for the prior year. Revenues increased to $29.9 million in the fourth quarter of 2006 from $26.3 million in the prior year, mainly as the result of acquisitions, increased coal production by PVR’s lessees and higher coal prices. Coal royalty revenues increased to $24.9 million in the fourth quarter of 2006, a 14 percent increase from the $21.8 million in the prior year due to higher coal production by PVR’s lessees and an increase in average coal royalties due to higher coal prices. In addition, the average coal royalty increased by six percent from $2.82 per ton in the fourth quarter of 2005 to $2.99 per ton in the fourth quarter of 2006, primarily as the result of a greater percentage of coal being produced under certain price-sensitive leases and stronger market conditions for coal resulting in higher prices.

Expenses increased from $9.8 million in the fourth quarter of 2005 to $11.6 million in 2006, primarily due to a $1.4 million increase in operating expense and a $0.9 million increase in depreciation, depletion and amortization expense, partially offset by a $0.5 million decrease in general and administrative expense.

Natural Gas Midstream Segment Review (Penn Virginia Resource Partners, L.P. – NYSE: PVR)

Inlet volumes at PVR’s gas processing plants and gathering systems increased 44 percent to 56.0 Bcf, or approximately 163 million cubic feet (MMcf) per day, for the year ended December 31, 2006, from the 38.9 Bcf, or approximately 127 MMcf per day, for ten months reported for the prior year. The increase was primarily due to a full year of results in 2006 as compared to the ten-month period in 2005, and to higher average daily inlet volumes resulting from the pipeline acquisition completed in the second quarter of 2006 and successful drilling results of local producers.

Full-year 2006 operating income in PVR’s natural gas midstream segment was $29.4 million, or 80 percent higher than the $16.3 million for the ten month results reported in 2005. The gross midstream processing margin, represented by natural gas midstream revenues less cost of cash purchased, increased 52 percent to $68.1 million, or $1.22 per thousand cubic feet of natural gas (Mcf), in 2006 from $44.7 million, or $1.15 per Mcf, for the ten months ended December 31, 2005, mainly as a result of a full year of results in 2006 as compared to ten months of results in 2005, increased average daily inlet volumes and an improved spread between natural gas liquids (NGLs) and natural gas prices.

Expenses, other than cost of gas purchased, increased from $30.3 million in the ten months of 2005 to $40.9 million in 2006, primarily due to a full year of results in 2006 as compared to ten months of results in 2005 and increased inlet volumes.

Inlet volumes at PVR’s gas processing plants and gathering systems increased 39 percent to 16.6 Bcf, or approximately 180 MMcf per day, for the fourth quarter of 2006, from the 11.9 Bcf, or approximately 129 MMcf per day, in the prior year. The increase was primarily due to higher average daily inlet volumes resulting from the pipeline acquisition completed in the second quarter of 2006 and successful drilling results of local producers.

Fourth quarter 2006 operating income in PVR’s natural gas midstream segment was $7.1 million, or 65 percent higher than the $4.3 million in the prior year. The gross midstream processing margin increased to $17.4 million, or $1.05 per Mcf, in the fourth quarter of 2006, from $13.7 million, or $1.15 per Mcf, in the prior year period, mainly as a result of increased inlet volumes, partially offset by declining gross midstream processing margins per Mcf. The gross midstream processing margin per Mcf declined by $0.10 per Mcf, or nine percent, in the fourth quarter of 2006 as compared to the prior year, primarily due to lower prices in the crude oil markets at the end of 2006.

Expenses, other than cost of gas purchased, increased from $9.9 million in the fourth quarter of 2005 to $10.8 million in 2006, primarily due to increased inlet volumes.

Partnership Distributions and Consolidated Financial Statements

As previously announced, PVG today paid to unitholders of record as of February 5, 2007 a quarterly cash distribution, covering the period December 5 through December 31, 2006, in the amount of $0.07 per unit, or an annualized rate of $0.96 per unit. This distribution represents a $0.02 per unit increase over the $0.94 per unit annualized distribution contemplated in connection with PVG’s initial public offering.

PVG, whose common units began trading on the New York Stock Exchange on December 5, 2006, owns PVR’s general partner, including the incentive distribution rights, and is PVR’s largest unitholder and reports its financial results on a consolidated basis with the financial results of PVR. PVG currently has no separate operating activities apart from those conducted by PVR, and its cash flow is derived solely from cash distributions received from PVR. Similarly, PVA is the largest unitholder of PVG and reports its financial results on a consolidated basis with the financial results of PVG.

Capital Resources and Impact of Derivatives

As of December 31, 2006, the Company had borrowed $221 million under its revolving credit facility compared to $79 million at the end of 2005. The increases in borrowings were used to fund the $72 million acquisition of Mid-Continent reserves in June 2006 and to execute the Company’s expanded capital expenditures program. In November 2006, the Company amended its credit facility to increase the commitment from $200 million to $300 million and to increase the borrowing base from $300 million to $400 million.

PVR’s outstanding borrowings as of December 31, 2006 were $218.0 million, including $10.8 million of senior unsecured notes classified as current portion of long-term debt, a decrease from $255.0 million as of December 31, 2005. The decrease in outstanding borrowings was primarily due to $114.6 million of debt repayment using proceeds received from the sale of additional limited partner units to PVG following its initial public offering in December 2006, partially offset by borrowings during the year to fund acquisitions. Due to the higher weighted average of outstanding borrowings during 2006 as compared to 2005 and an increase in the underlying base interest rate, consolidated interest expense increased from $15.3 million in 2005 to $24.8 million in 2006 and from $4.2 million in the fourth quarter of 2005 to $7.5 million for the fourth quarter of 2006.

During the full-year and the fourth quarter of 2006, gains (losses) on derivatives changed from a loss of $14.9 million in 2005 to a gain of $19.5 million in 2006 and from a loss of $3.7 million in the fourth quarter of 2005 to a gain of $8.1 million in the fourth quarter of 2006. Oil and gas hedges provided significant non-cash unrealized gains on derivatives in the fourth quarter and full-year 2006, as compared to the prior year period, and natural gas midstream hedges provided reduced non-cash unrealized losses on derivatives in the fourth quarter and full-year 2006, as compared to the prior year. See the Guidance Table included in this release for detail of our derivative positions as of December 31, 2006.

Guidance for 2007

See the Guidance Table included in this release for guidance estimates for 2007. These estimates, including capital expenditure plans, are meant to provide guidance only and are subject to revision as PVA’s operating environment changes.

2006 Fourth Quarter and Full Year Operational Update and Financial Results Conference Call

The Company will release its consolidated 2006 fourth quarter and full year results, including the results of Penn Virginia Resource Partners, L.P. (NYSE: PVR) and Penn Virginia GP Holdings, L.P. (NYSE: PVG), after the close of trading on the NYSE on Wednesday, February 14, 2007, followed by a conference call on Thursday, February 15, 2007 at 3:00 p.m. ET. A joint conference call for PVR and PVG will be at 1:00 p.m. ET. Prepared remarks by A. James Dearlove, President and Chief Executive Officer, will be followed by a question and answer period. Investors and analysts may participate via phone by dialing 1-877-407-9205 five to ten minutes before the scheduled start of the conference call, or via webcast by logging on to the Company’s website at www.pennvirginia.com at least 20 minutes prior to the scheduled start of the call to download and install any necessary audio software. A telephone replay of the call will be available until March 1 at 11:59 p.m. ET by dialing 1- 877-660-6853 and using replay passcodes: conference ID #228281, password #286. An on-demand replay of the conference call will be available at the Company’s website for 14 days beginning shortly after the call.

******

Headquartered in Radnor, PA and a member of the S&P SmallCap 600 Index, Penn Virginia Corporation (NYSE: PVA) is an independent natural gas and oil company focused on the exploration, acquisition, development and production of natural gas reserves. PVA also owns approximately 82 percent of Penn Virginia GP Holdings, L.P. (NYSE: PVG), the owner of the general partner and the largest unitholder of Penn Virginia Resource Partners, L.P. (NYSE: PVR), a manager of coal properties and related assets and the operator of a midstream natural gas gathering and processing business. For more information about PVA, please visit the Company’s website at www.pennvirginia.com.

Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: the cost of finding and successfully developing oil and gas reserves; PVA’s ability to acquire new oil and gas reserves and the price for which such reserves can be acquired; energy prices generally and specifically, the price of crude oil, natural gas,

NGLs and coal; the relationship between natural gas and NGL prices; the price of coal and its comparison to the price of natural gas and oil; the volatility of commodity prices for crude oil, natural gas, NGLs and coal; the projected demand for crude oil, natural gas, NGLs and coal; the projected supply of crude oil, natural gas, NGLs and coal; PVA’s ability to obtain adequate pipeline transportation capacity for its oil and gas production; non-performance by third party operators in wells in which PVA owns an interest; competition among producers in the oil and natural gas and coal industries generally and among natural gas midstream companies; the extent to which the amount and quality of actual production of PVA’s oil and natural gas or PVR’s coal differs from estimated recoverable proved oil and gas reserves and coal reserves; PVR’s ability to generate sufficient cash from its midstream and coal businesses to pay the minimum quarterly distribution to its general partner and its unitholders; hazards or operating risks incidental to PVA’s business and to PVR’s coal or midstream business; PVR’s ability to successfully manage its relatively new natural gas midstream business; PVR’s ability to acquire new coal reserves or midstream assets on satisfactory terms and to integrate effectively these new operations; the price for which coal reserves can be acquired; PVR’s ability to continually find and contract for new sources of natural gas supply for its midstream business; PVR’s ability to retain existing or acquire new midstream customers; PVR’s ability to lease new and existing coal reserves; the ability of PVR’s lessees to produce sufficient quantities of coal on an economic basis from PVR’s reserves; the ability of PVR’s lessees to obtain favorable contracts for coal produced from its reserves; PVR’s exposure to the credit risk of its coal lessees and midstream customers; hazards or operating risks incidental to midstream operations; unanticipated geological problems; the dependence of PVR’s midstream business on having connections to third party pipelines; the availability of required drilling rigs, materials and equipment; the occurrence of unusual weather or operating conditions including force majeure events; the failure of equipment or processes to operate in accordance with specifications or expectations; the failure of PVR’s infrastructure and its lessees’ mining equipment or processes to operate in accordance with specifications or expectations; delays in anticipated start-up dates of PVA’s oil and natural gas production and PVR’s lessees’ mining operations and related coal infrastructure projects; environmental risks affecting the drilling and producing of oil and gas wells, the mining of coal reserves or the production, gathering and processing of natural gas; the timing of receipt of necessary governmental permits by PVA and by PVR or PVR’s lessees; the risks associated with having or not having price risk management programs; labor relations and costs; accidents; changes in governmental regulation or enforcement practices, especially with respect to environmental, health and safety matters, including with respect to emissions levels applicable to coal-burning power generators; uncertainties relating to the outcome of current and future litigation regarding mine permitting; risks and uncertainties relating to general domestic and international economic (including inflation and interest rates) and political conditions (including the impact of potential terrorist attacks); the experience and financial condition of PVR’s coal lessees and midstream customers, including the lessees’ ability to satisfy their royalty, environmental, reclamation and other obligations to PVR and others; PVR’s ability to expand its midstream business by constructing new gathering systems, pipelines and processing facilities on an economic basis and in a timely manner; coal handling joint venture operations; and changes in financial market conditions.

Additional information concerning these and other factors can be found in PVA’s press releases and public periodic filings with the Securities and Exchange Commission, including PVA’s Annual Report on Form 10-K for the year ended December 31, 2005. Many of the factors that will determine PVA’s future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. PVA undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

PENN VIRGINIA CORPORATION

OPERATIONS SUMMARY

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
Production
Natural gas (MMcf)	7,959	6,724	28,968	25,550
Oil and condensate (Mbbl)	99	72	382	302
Total oil, condensate and natural gas production (MMcfe)	8,553	7,156	31,260	27,362
Coal royalty tons (thousands)	8,311	7,731	32,778	30,227
Inlet volumes (MMcf)	16,560	11,912	55,991	38,875

Prices and margin
Natural gas ($/Mcf)	$6.60	$11.22	$7.35	$8.31
Oil and condensate ($/Bbl)	$49.08	$50.89	$55.59	$45.67
Coal royalties ($/ton)	$2.99	$2.82	$2.99	$2.74
Gross midstream processing margin (in thousands)	$17,396	$13,672	$68,121	$44,745

CONSOLIDATED STATEMENTS OF EARNINGS - unaudited

(in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
Revenues
Natural gas	$52,535	$75,416	$212,919	$212,427
Oil and condensate	4,859	3,664	21,237	13,792
Natural gas midstream	97,375	135,306	402,715	348,657
Coal royalties	24,875	21,804	98,163	82,725
Other	5,835	5,106	18,895	16,263

Total revenues	185,479	241,296	753,929	673,864

Expenses
Cost of midstream gas purchased	79,979	121,634	334,594	303,912
Operating	13,968	10,043	47,406	32,685
Exploration	8,269	9,367	34,330	40,917
Taxes other than income	3,550	4,524	14,767	16,005
General and administrative	16,277	12,730	49,566	36,606
Impairment of oil and gas properties	8,517	1,297	8,517	4,785
Depreciation, depletion and amortization	27,636	20,613	94,217	76,937

Total expenses	158,196	180,208	583,397	511,847

Operating income	27,283	61,088	170,532	162,017

Other income (expense)
Interest expense	(7,540)	(4,248)	(24,832)	(15,318)
Derivatives	8,094	(3,699)	19,497	(14,885)
Other	2,580	361	3,718	1,332

Income before minority interest and income taxes	30,417	53,502	168,915	133,146

Minority interest	11,831	8,115	43,018	30,389
Income tax expense	7,883	17,976	49,988	40,669

Net income	$10,703	$27,411	$75,909	$62,088

Per share data

Net income per share, basic	$0.57	$1.47	$4.06	$3.35

Net income per share, diluted	$0.57	$1.46	$4.02	$3.31

Weighted average shares outstanding, basic	18,746	18,613	18,681	18,546
Weighted average shares outstanding, diluted	18,936	18,818	18,866	18,732

PENN VIRGINIA CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31, 2006	December 31, 2005
	(unaudited)
Assets
Current assets	$192,383	$178,185
Net property and equipment	1,358,383	983,219
Equity investments	25,355	26,672
Goodwill and intangibles, net	40,763	45,769
Other assets	19,288	17,701

Total assets	$1,636,172	$1,251,546

Liabilities and Shareholders’ Equity
Current liabilities	$172,690	$154,528
Long-term debt	221,000	79,000
Long-term debt of Penn Virginia Resource Partners, L.P.	207,214	246,846
Other liabilities and deferred taxes	214,471	147,340
Minority interest	438,372	313,524
Shareholders’ equity	382,425	310,308

Total liabilities and shareholders’ equity	$1,636,172	$1,251,546

CONSOLIDATED STATEMENTS OF CASH FLOWS - unaudited

(in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
Operating Activities
Net income	$10,703	$27,411	$75,909	$62,088
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	27,636	20,613	94,217	76,937
Commodity derivative contracts:
Total derivative losses (gains)	(7,493)	13,381	(17,535)	28,803
Cash settlements of derivatives	1,486	(12,474)	(8,947)	(19,586)
Impairment of oil and gas properties	8,517	1,297	8,517	4,785
Minority interest	11,831	8,115	43,018	30,389
Deferred income taxes	5,949	6,301	38,020	17,094
Dry hole and unproved leasehold expense	6,577	8,087	24,502	29,736
Other	(1,223)	(475)	4,260	5,989

Operating cash flow (see attached table “Reconciliation of Certain Non-GAAP Financial Measures”)	63,983	72,256	261,961	236,235
Changes in operating assets and liabilities	14,775	10,644	13,858	(4,828)

Net cash provided by operating activities	78,758	82,900	275,819	231,407

Investing Activities
Proceeds from sale of properties	99	10	2,604	17,385
Additions to property and equipment	(87,534)	(54,488)	(269,773)	(184,386)
Acquisitions, net of cash acquired	(23,687)	(769)	(195,166)	(290,938)

Net cash used in investing activities	(111,122)	(55,247)	(462,335)	(457,939)

Financing Activities
Dividends paid	(2,100)	(2,108)	(8,398)	(8,358)
Distributions paid to minority interest holders	(10,483)	(8,490)	(38,627)	(30,737)
Proceeds from issuance of partners’ capital	117,818	(19)	117,818	126,456
Net proceeds from PVA borrowings	41,000	(10,000)	142,000	3,000
Net proceeds from PVR borrowings	(108,600)	(3,000)	(37,100)	137,200
Payments for debt issuance costs	(668)	(450)	(668)	(2,835)
Other	3,349	321	5,916	2,248

Net cash provided by financing activities	40,316	(23,746)	180,941	226,974

Net increase (decrease) in cash and cash equivalents	7,952	3,907	(5,575)	442
Cash and cash equivalents-beginning balance	12,386	22,006	25,913	25,471

Cash and cash equivalents-ending balance	$20,338	$25,913	$20,338	$25,913

PENN VIRGINIA CORPORATION

QUARTER SEGMENT INFORMATION - unaudited

(Dollars in millions except where noted)

				Natural Gas Midstream
	Oil and Gas		Coal		Other	Consolidated
	Amount	(per Mcfe)*
Three months ended December 31, 2006

Production
Oil, condensate and gas (Mmcfe)	8,553
Natural gas (Mmcf)	7,959
Crude oil and condensate (Mbbl)	99
Coal royalty tons (thousands of tons)			8,311
Inlet volumes (Mmcf)				16,560

Revenues
Natural gas	$52,535	$6.60	$—	$—	$—	$52,535
Oil and condensate	4,859	49.08	—	—	—	4,859
Natural gas midstream	—		—	97,375	—	97,375
Coal royalties	—		24,875	—	—	24,875
Other	279		4,991	529	36	5,835

Total revenues	57,673	6.74	29,866	97,904	36	185,479

Expenses
Cost of midstream gas purchased	—	—	—	79,979	—	79,979
Operating	7,913	0.93	3,039	3,014	2	13,968
Exploration	8,269	0.97	—	—	—	8,269
Taxes other than income	2,648	0.31	369	366	167	3,550
General and administrative	4,177	0.49	2,808	2,816	6,476	16,277
Impairment of oil and gas properties	8,517	1.00	—	—	—	8,517
Depreciation, depletion and amortization	17,482	2.04	5,349	4,643	162	27,636

Total expenses	49,006	5.73	11,565	90,818	6,807	158,196

Operating income (loss)	$8,667	$1.01	$18,301	$7,086	$(6,771)	$27,283

Additions to property and equipment and acquisitions, net of cash acquired (1)	$88,535		$11,795	$9,438	$1,453	$111,221

				Natural Gas Midstream
	Oil and Gas		Coal		Other	Consolidated
	Amount	(per Mcfe)*
Three months ended December 31, 2005

Production
Oil, condensate and gas (Mmcfe)	7,156
Natural gas (Mmcf)	6,724
Crude oil and condensate (Mbbl)	72
Coal royalty tons (thousands of tons)			7,731
Inlet volumes (Mmcf)				11,912

Revenues
Natural gas	$75,416	$11.22	$—	$—	$—	$75,416
Oil and condensate	3,664	50.89	—	—	—	3,664
Natural gas midstream	—		—	135,306	—	135,306
Coal royalties	—		21,804	—	—	21,804
Other	19		4,523	512	52	5,106

Total revenues	79,099	11.05	26,327	135,818	52	241,296

Expenses
Cost of midstream gas purchased	—	—	—	121,634	—	121,634
Operating	5,671	0.79	1,651	2,721	—	10,043
Exploration	9,367	1.31	—	—	—	9,367
Taxes other than income	3,704	0.52	402	338	80	4,524
General and administrative	3,015	0.42	3,275	2,875	3,565	12,730
Impairment of oil and gas properties	1,297	0.18	—	—	—	1,297
Depreciation, depletion and amortization	12,108	1.69	4,450	3,941	114	20,613

Total expenses	35,162	4.91	9,778	131,509	3,759	180,208

Operating income (loss)	$43,937	$6.14	$16,549	$4,309	$(3,707)	$61,088

Additions to property and equipment and acquisitions, net of cash acquired	$51,168		$888	$3,001	$200	$55,257

*	Natural gas revenues are shown per Mcf, oil and gas condensate revenues are shown per Bbl, and all other amounts are shown per Mcfe.
(1)	Coal segment excludes noncash capital expenditures of $0.3 million and acquisitions of assets other than property or equipment of $1.2 million.

PENN VIRGINIA CORPORATION

YEAR-TO-DATE SEGMENT INFORMATION - unaudited

(Dollars in millions except where noted)

	Oil and Gas		Coal	Natural Gas Midstream	Other	Consolidated
	Amount	(per Mcfe)*
Year ended December 31, 2006

Production
Oil, condensate and gas (Mmcfe)	31,260
Natural gas (Mmcf)	28,968
Crude oil and condensate (Mbbl)	382
Coal royalty tons (thousands of tons)			32,778
Inlet volumes (Mmcf)				55,991

Revenues
Natural gas	$212,919	$7.35	$—	$—	$—	$212,919
Oil and condensate	21,237	55.59	—	—	—	21,237
Natural gas midstream	—		—	402,715	—	402,715
Coal royalties	—		98,163	—	—	98,163
Other	1,800		14,818	2,195	82	18,895

Total revenues	235,956	7.55	112,981	404,910	82	753,929

Expenses
Cost of midstream gas purchased	—	—	—	334,594	—	334,594
Operating	27,403	0.88	8,600	11,403	—	47,406
Exploration	34,330	1.10	—	—	—	34,330
Taxes other than income	11,810	0.38	934	1,420	603	14,767
General and administrative	12,826	0.41	9,604	11,023	16,113	49,566
Impairment of oil and gas properties	8,517	0.27	—	—	—	8,517
Depreciation, depletion and amortization	56,237	1.80	20,399	17,094	487	94,217

Total expenses	151,123	4.83	39,537	375,534	17,203	583,397

Operating Income	$84,833	$2.71	$73,444	$29,376	$(17,121)	$170,532

Additions to property and equipment and acquisitions, net of cash acquired (1)	$331,551		$92,697	$37,015	$3,676	$464,939

	Oil and Gas		Coal	Natural Gas Midstream (3)	Other	Consolidated
	Amount	(per Mcfe)*
Year ended December 31, 2005

Production
Oil, condensate and gas (Mmcfe)	27,362
Natural gas (Mmcf)	25,550
Crude oil and condensate (Mbbl)	302
Coal royalty tons (thousands of tons)			30,227
Inlet volumes (Mmcf)				38,875

Revenues
Natural gas	$212,427	$8.31	$—	$—	$—	$212,427
Oil and condensate	13,792	45.67	—	—	—	13,792
Natural gas midstream	—		—	348,657	—	348,657
Coal royalties	—		82,725	—	—	82,725
Other	600		13,030	1,936	697	16,263

Total revenues	226,819	8.29	95,755	350,593	697	673,864

Expenses
Cost of midstream gas purchased	—	—	—	303,912	—	303,912
Operating	17,300	0.63	5,755	9,347	283	32,685
Exploration	40,917	1.50	—	—	—	40,917
Taxes other than income	13,188	0.48	1,129	1,268	420	16,005
General and administrative	9,264	0.34	9,237	6,982	11,123	36,606
Impairment of oil and gas properties	4,785	0.17	—	—	—	4,785
Depreciation, depletion and amortization	45,885	1.68	17,890	12,738	424	76,937

Total expenses	131,339	4.80	34,011	334,247	12,250	511,847

Operating Income	$95,480	$3.49	$61,744	$16,346	$(11,553)	$162,017

Additions to property and equipment and acquisitions, net of cash acquired (2)	$171,301		$96,862	$206,811	$350	$475,324

*	Natural gas revenues are shown per Mcf, oil and gas condensate revenues are shown per Bbl, and all other amounts are shown per Mcfe.
(1)	Oil and gas segment includes deferred tax assets of $32.3 million and non-property and equipment net liabilities of $29.1 million associated with the Crow Creek Acquisition. Coal segment excludes noncash capital expenditures of $0.3 million and includes acquisition of assets other than property or equipment of $1.2 million.
(2)	Oil and gas segment excludes noncash capital expenditures of $13.2 million. Coal segment excludes noncash capital expenditures of $14.4 million.
(3)	Natural Gas Midstream segment acquired in March 2005.

PENN VIRGINIA CORPORATION

RECONCILIATION OF CERTAIN NON-GAAP FINANCIAL MEASURES - unaudited

(in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
Reconciliation of GAAP “Net cash provided by operating activities” to Non-GAAP “Operating cash flow”
Net cash provided by operating activities	$78,758	$82,900	$275,819	$231,407
Adjustments:
Changes in operating assets and liabilities	(14,775)	(10,644)	(13,858)	4,828

Operating cash flow (see Note 1 below)	$63,983	$72,256	$261,961	$236,235

Reconciliation of GAAP “Additions to property and equipment” to Non-GAAP “Capital expenditures”
Additions to property and equipment	$87,534	$54,488	$269,773	$184,386
Acquisitions, net of cash acquired	23,687	769	195,166	290,938
Seismic expenditures	1,291	960	6,238	7,836
Delay rentals and other expenditures	448	1,120	3,504	3,937
Other noncash additions	301	—	301	—
Acquisitions of assets and liabilities other than property or equipment	(2,051)	—	(4,407)	—
Sale of lease rights	—	—	—	(6,625)
Change in accrued capital expenditures	5,378	(1,114)	4,534	(375)
Less: Capitalized interest	(1,364)	(1,071)	(3,152)	(3,496)

Capital expenditures (see Note 2 below)	$115,224	$55,152	$471,957	$476,601

Note 1 - Operating cash flow represents net cash provided by operating activities before changes in assets and liabilities. Operating cash flow is presented because the Company believes it is a useful adjunct to net cash provided by operating activities under accounting principles generally accepted in the United States (GAAP). The Company believes that operating cash flow is widely accepted as a financial indicator of an oil and gas company’s ability to generate cash which is used to internally fund exploration and development activities, service debt and pay dividends. This measure is widely used by investors and professional research analysts in the valuation, comparison, rating and investment recommendations of companies within the oil and gas exploration and production industry. Operating cash flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating, investing or financing activities, as an indicator of cash flows, or a measure of liquidity or as an alternative to net income.

Note 2 - Capital expenditures represents cash additions to property and equipment, plus cash paid for acquisitions, seismic expenditures, delay rentals and other expenditures, change in accrued capital expenditures and non-cash well accruals, minus capitalized interest. The Company believes capital expenditures provide useful information regarding the Company’s capital program as a supplement to cash additions to property and equipment.

PENN VIRGINIA CORPORATION

GUIDANCE TABLE

(Dollars in millions except where noted)

Penn Virginia Corporation is providing the following guidance regarding financial and operational expectations for 2007.

	Fourth Quarter 2006	YTD 2006	2007 Guidance
Oil & Gas Segment:
Production:
Natural gas (Bcf) - See Note a	8.0	29.0	33.6	—	35.5
Crude oil and condensate (Mbbl) - See Note b	99	382	480	—	500
Equivalent production (Bcfe)	8.6	31.3	36.5	—	38.5
Equivalent daily production (MMcfe)	93.0	85.6	95.6	—	104.1

Expenses:
Direct expenses	$14.7	52.0	62.0	—	65.0
Exploration	$8.3	34.3	32.0	—	35.0
Depreciation, depletion and amortization ($ per Mcfe)	$2.04	1.80	1.85	—	2.00

Capital Expenditures:
Development drilling	$59.2	175.3	230.0	—	250.0
Exploratory drilling	$18.2	41.9	37.0	—	40.0
Pipeline, gathering, facilities	$2.6	14.5	25.0	—	30.0
Seismic	$1.3	6.2	2.0	—	5.0
Lease acquisition, field projects and other - See Note c	$11.0	28.1	16.0	—	20.0
Proved property acquisitions	$—	72.5
Total Oil & Gas Capital Expenditures	$92.3	338.5	310.0	—	345.0

Coal Segment (PVR):
Coal royalty tons (millions)	8.3	32.8	31.0	—	33.0

Revenues:
Average royalty per ton	$2.99	2.99	2.85	—	2.95
Other	$5.0	14.8	13.0	—	15.0

Expenses:
Direct expenses	$6.2	19.1	18.0	—	20.0
Depreciation, depletion and amortization	$5.3	20.4	19.5	—	21.0

Capital Expenditures:
Expansion and acquisitions	$9.8	90.3	3.5	—	4.5
Maintenance capital expenditures	$—	0.1	0.1	—	0.2
Total Coal Capital Expenditures	$9.8	90.4	3.6	—	4.7

Natural Gas Midstream Segment (PVR):
Inlet volumes (MMcf per day) - see Note d	180	153	180	—	190

Expenses:
Direct expenses	$6.2	23.8	27.0	—	30.0
Depreciation, depletion and amortization	$4.6	17.1	17.5	—	18.5

Capital Expenditures:
Expansion and acquisitions	$9.5	30.0	36.0	—	39.0
Maintenance capital expenditures	$2.1	9.4	11.0	—	13.0
Total Midstream Capital Expenditures	$11.6	39.4	47.0	—	52.0

Corporate and Other:
General and administrative expense - PVA	$6.1	15.7	15.0	—	16.0
General and administrative expense - PVG	$0.4	0.4	2.5	—	3.5
Interest expense:
PVA average long-term debt outstanding	$196.5	129.0	260.0	—	280.0
PVA interest rate	6.7%	6.4%	6.8%	—	7.2%
Percentage capitalized - see Note e	30%	33%	30%	—	40%
PVR average long-term debt outstanding	$301.0	289.9	220.0	—	230.0
PVR interest rate assumed	6.8%	6.4%	6.8%	—	7.2%

Minority interest in PVG & PVR - see Note f	$11.8	43.0	see Note f
Income tax rate - see Note g	42%	40%		40%

Other capital expenditures	$1.5	3.7	1.0	—	2.0

These estimates are meant to provide guidance only and are subject to change as the operating environment of the Company changes.

See Notes on following page.

PENN VIRGINIA CORPORATION

GUIDANCE TABLE

(Dollars in millions except where noted)

Notes to Guidance Table:

a - The oil and gas segment’s natural gas derivative positions as of December 31, 2006, are summarized below:

	Average		Weighted Average Price per Mmbtu
	Mmbtu		Collars
	Per Day	Additional Put	Floor	Ceiling
First Quarter 2007
Costless collar	30,000		$8.50	$16.35
Three-way collar	13,000	$5.00	$7.62	$10.15
Swap	5,000		$7.12
Second Quarter 2007
Costless collar	15,000		$7.33	$12.93
Three-way collar	33,000	$5.00	$7.55	$9.05
Third Quarter 2007
Costless collar	15,000		$7.33	$12.93
Three-way collar	33,000	$5.00	$7.55	$9.05
Fourth Quarter 2007
Costless collar	11,685		$8.28	$15.78
Three-way collar	19,379	$5.17	$7.74	$10.43
First Quarter 2008
Costless collar	10,000		$9.00	$17.95
Three-way collar	12,500	$5.40	$8.00	$12.15
Second Quarter 2008
Three-way collar	2,500	$5.00	$8.00	$10.75
Third Quarter 2008
Three-way collar	2,500	$5.00	$8.00	$10.75
Fourth Quarter 2008
Three-way collar	2,500	$5.00	$8.00	$10.75

The costless collar natural gas prices per Mmbtu per quarter include the effects of basis differentials, if any.

b - The oil and gas segment’s oil derivative positions as of December 31, 2006, are summarized below:

	Average	Weighted Average Price per Bbl
	Bbbls	Collars
	Per Day	Floor	Ceiling
First Quarter 2007 through Fourth Quarter 2007	200	$60.00	$72.20

c - Lease acquisition excludes total non-cash expenditures of $32.3 million in the year ended December 31, 2006, related to deferred taxes in the Crow Creek Acquisition.

d - The natural gas midstream segment’s derivative positions as of December 31, 2006, are summarized below:

	Average	Weighted
	Volume	Average
	Per Day	Price
	(in gallons)	(per gallon)
Ethane Swaps (revenue)
First Quarter 2007 through Fourth Quarter 2007	34,440	$0.5050
First Quarter 2008 through Fourth Quarter 2008	34,440	$0.4700
	(in gallons)	(per gallon)
Propane Swaps (revenue)
First Quarter 2007 through Fourth Quarter 2007	26,040	$0.7550
First Quarter 2008 through Fourth Quarter 2008	26,040	$0.7175
	(in barrels)	(per barrel)
Crude Oil Swaps (revenue)
First Quarter 2007 through Fourth Quarter 2007	560	$50.80
First Quarter 2008 through Fourth Quarter 2008	560	$49.27
	(in MMbtu)	(per MMbtu)
Natural Gas Swaps (cost of gas purchased)
First Quarter 2007 through Fourth Quarter 2007	4,000	$6.97
First Quarter 2008 through Fourth Quarter 2008	4,000	$6.97

Management estimates that reflective of the above derivative positions, for every $1.00 per MMBtu decrease or increase in natural gas prices from the $7.00 per MMBtu budgeted 2007 benchmark price, natural gas midstream gross processing margin and operating income in 2007 would increase or decrease, respectively, by approximately $8.1 million. This assumes oil and other liquids prices and inlet volumes remain constant at budgeted levels. In addition, management also estimates that reflective of the above derivative positions, for every $5.00 per barrel increase or decrease in the oil prices from the $60.00 per barrel budgeted 2007 benchmark price, natural gas midstream gross processing margin and operating income would increase or decrease, respectively, by approximately $10.0 million. This assumes natural gas prices and inlet volumes remain constant at budgeted levels.

e - The Company capitalizes a portion of interest expense incurred to recognize the carrying cost of certain unproved properties as required by accounting principles generally accepted in the United States.

f - Through November 2006, Penn Virginia owned 39 percent of Penn Virginia Resource Partners, L.P. (“PVR”). Minority interest through November 2006 reflected the remaining 61 percent owned by parties other than Penn Virginia, less the general partner’s incentive distribution rights. In December 2006, Penn Virginia contributed its general partner interest and almost all of its limited partner interest in PVR to Penn Virginia GP Holdings, L.P. (“PVG”) in exchange for PVG common units. PVG closed its initial public offering in December 2006 and owns the two percent general partner interest in PVR and a 42 percent limited partner interest. Penn Virginia controls the general partner of PVG and owns an 82 percent limited partner interest in PVG. PVG’s operating results are included in Penn Virginia’s consolidated financial statements, and minority interest beginning in December 2006 reflects the 18 percent of PVG owned by parties other than Penn Virginia.

g - Deferred federal and state income taxes are expected to comprise approximately 60% to 70% of the Company’s income tax expense for the full year.